News Release

Cenveo Announces Fourth Quarter and
Full Year 2012 Results

4th Quarter Net Sales of $451.8 million and Adjusted EBITDA of $58.0 million
4th Quarter Cash Flows from Operating Activities of Continuing Operations of $33.4 million
4th Quarter Adjusted EBITDA Margin of 12.8%
4th Quarter Non-GAAP Operating Income Margin of 9.2%

STAMFORD, CT – (February 27, 2013) – Cenveo, Inc. (NYSE: CVO) today announced results for the three months and full year ended December 29, 2012.

The Company generated net sales of $451.8 million for the three months ended December 29, 2012, compared to $486.5 million for the same period last year. The Company generated net sales of $1.8 billion for the year ended December 29, 2012, compared to $1.9 billion for the prior year. The decrease in net sales was primarily due to lower sales in our print and envelope product lines as a result of lower direct mail volumes from our financial services customers, the closure and consolidations of a print plant and two envelope plants and our decision to exit certain low margin business. Net sales from our label and packaging business lines decreased slightly for the fourth quarter and full year of 2012 due to our decision to exit low margin business within those platforms, which has been offset largely by our e-commerce initiatives and new account wins in our packaging business.

Operating income was $34.0 million for the three months ended December 29, 2012, compared to $39.0 million for the same period last year. The decrease in operating income was primarily due to lower sales, lower byproduct recoveries and increased pension expense, offset in part by lower compensation-related expenses. Non-GAAP operating income was $41.6 million for the three months ended December 29, 2012, compared to $46.7 million for the same period last year. For the year ended December 29, 2012, operating income was $112.2 million, compared to $117.8 million for the prior year. The decrease in operating income was primarily due to increased restructuring, impairment and other charges as a result of the closure and consolidations of a print plant and two envelope plants along with other cost savings actions, lower sales, lower byproduct recoveries and increased pension expense, offset in part by our lower cost structure due to the integration of our Envelope Product Group acquisition and lower compensation-related expenses. For the year ended December 29, 2012, non-GAAP operating income was $151.9 million, compared to $157.2 million for the prior year. Non-GAAP operating income excludes integration, acquisition and other charges, stock-based compensation provision, and restructuring, impairment and other charges. A reconciliation of operating income to non-GAAP operating income is presented in the attached tables.

Income tax expense was $60.1 million for the year ended December 29, 2012, compared to $9.5 million in the prior year. The increase in income tax expense is due to a non-cash charge of $56.5 million related to a valuation allowance applied to our net U.S. deferred tax assets, which primarily consists of a federal tax loss carryforward in the amount of $88.7 million that does not begin to expire until 2022. Our cash income taxes were $1.4 million for the year ended December 29, 2012, compared to $2.1 million in the prior year, and we do not expect to be a significant cash tax payer for at least the next four years.

For the three months ended December 29, 2012, the Company had a loss from continuing operations of $56.0 million, or $0.88 per share, primarily due to the valuation allowance discussed above, compared to $1.8 million, or $0.03 per share for the same period last year. Non-GAAP income from continuing operations was $14.2 million, or $0.17 per share, for the three months ended December 29, 2012, as compared to $18.2 million, or $0.29 per share, for the same period last year. For the year ended December 29, 2012, the Company had a loss from continuing operations of $73.9 million, or $1.16 per share, primarily due to the valuation allowance discussed above and a net loss on early extinguishment of debt related to refinancing our 2013 maturity, compared to $1.0 million, or $0.02 per share for the same period last year. For the year ended December 29, 2012, non-GAAP income from continuing operations was $40.2 million, or $0.51 per share, as compared to $40.5 million, or $0.64 per share, for the same period last year. Non-GAAP income from continuing operations excludes integration, acquisition and other charges, stock-based compensation provision, restructuring, impairment and other charges, gain on bargain purchase, loss (gain) on early extinguishment of debt, net, an adjustment to income taxes to reflect an estimated cash tax rate, and an adjustment for interest expense related to the 7% convertible notes ("7% Notes"), net of taxes. A reconciliation of loss from continuing operations to non-GAAP income from continuing operations is presented in the attached tables.

Adjusted EBITDA for the three months ended December 29, 2012 was $58.0 million, compared to Adjusted EBITDA of $62.6 million for the same period last year. Adjusted EBITDA for the year ended December 29, 2012, was $215.1 million, compared to $221.6 million, for the same period last year. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, integration, acquisition and other charges, stock-based compensation provision, restructuring, impairment and other charges, gain on bargain purchase, loss (gain) on early extinguishment of debt, net and (loss) income from discontinued operations, net of taxes. A reconciliation of net loss to Adjusted EBITDA is presented in the attached tables.

Robert G. Burton, Sr., Chairman and Chief Executive Officer stated:
“Despite a challenging economic backdrop we were able to accomplish several key initiatives in 2012. We completed the refinancing of all our near-term debt maturities, divested a non-core asset, paid down $63 million of debt and invested in our core operations. Our fourth quarter results were similar to the trends that we experienced throughout the year driven by well-known and anticipated top line challenges stemming from continued softness in direct mail from our financial services customers and timing of transactional volumes in our print business. We do believe that we will see normalized volumes from our direct mail customers in 2013 compared to 2012. Despite the continuation of a challenging environment again in the fourth quarter, we were able to generate $33.4 million in cash flows from operating activities of continuing operations.”

Mr. Burton concluded:
“As we have put our refinancing issues firmly behind us, we will focus our efforts back on operating the business by looking to grow revenues and cash flow and creating value in several ways in 2013. We will look to expand upon our efforts to transform our capital structure and increase cash flow by lowering our cost of capital by paying off our highest cost debt and potentially refinancing our revolver and term loan. We will continue to invest in our core operations with capital and technology that drive efficiencies and increase productivity. As we have previously discussed, we will strategically evaluate all our operations to determine which, if any, alternatives are in the best interests of our stakeholders. As we did in 2012 with the disposition of our forms and documents group, we will look to potentially dispose of businesses that we view as non-strategic to our future. Based on the current business climate, I expect Revenues and Adjusted EBITDA to be relatively consistent with last year's results and to generate at least $75 million of free cash flow in 2013. I look forward to our conference call tomorrow to discuss our outlook for 2013 and beyond.”

Conference Call:
Cenveo will host a conference call tomorrow, Thursday, February 28, 2013 at 10:00 a.m. Eastern Time. The conference call will be available via webcast, which can be accessed via the Internet at www.cenveo.com.

Cenveo, Inc. and Subsidiaries Consolidated Statements of Operations and Comprehensive Income (Loss) (in thousands, except per share data)
	Three Months Ended		Years Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
Net sales	$451,818	$486,482	$1,797,582	$1,909,187
Cost of sales	364,738	389,019	1,461,214	1,546,173
Selling, general and administrative expenses	46,023	52,076	186,789	217,136
Amortization of intangible assets	2,527	2,554	10,283	10,306
Restructuring, impairment and other charges	4,534	3,835	27,100	17,812
Operating income	33,996	38,998	112,196	117,760
Gain on bargain purchase	—	—	—	(11,720)
Interest expense, net	29,181	27,904	114,755	115,968
Loss (gain) on early extinguishment of debt, net	1,048	(4,011)	12,487	(4,011)
Other (income) expense, net	(922)	9,641	(1,249)	9,074
Income (loss) from continuing operations before income taxes	4,689	5,464	(13,797)	8,449
Income tax expense	60,665	7,227	60,067	9,477
Loss from continuing operations	(55,976)	(1,763)	(73,864)	(1,028)
Loss from discontinued operations, net of taxes	(767)	(12,765)	(6,023)	(7,537)
Net loss	(56,743)	(14,528)	(79,887)	(8,565)
Other comprehensive income (loss):
Pension liability adjustment, net of taxes	(7,986)	(37,130)	(7,986)	(37,130)
Reclassifications of losses related to interest rate swaps into earnings, net of taxes	—	—	—	1,793
Currency translation adjustment	(989)	(514)	665	(4,260)
Comprehensive loss	$(65,718)	$(52,172)	$(87,208)	$(48,162)

Income (loss) per share – basic:
Continuing operations	$(0.88)	$(0.03)	$(1.16)	$(0.02)
Discontinued operations	(0.01)	(0.20)	(0.10)	(0.12)
Net loss	$(0.89)	$(0.23)	$(1.26)	$(0.14)

Income (loss) per share – diluted:
Continuing operations	$(0.88)	$(0.03)	$(1.16)	$(0.02)
Discontinued operations	(0.01)	(0.20)	(0.10)	(0.12)
Net loss	$(0.89)	$(0.23)	$(1.26)	$(0.14)

Weighted average shares outstanding:
Basic	63,762	63,260	63,567	62,983
Diluted	63,762	63,260	63,567	62,983

Cenveo, Inc. and Subsidiaries Reconciliation of Loss from Continuing Operations to Non-GAAP Income from Continuing Operations and Related Per Share Data (in thousands, except per share data) (Unaudited)
	Three Months Ended		Years Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011

Loss from continuing operations	$(55,976)	$(1,763)	$(73,864)	$(1,028)
Integration, acquisition and other charges	2,224	11,895	7,307	22,463
Stock-based compensation provision	888	1,587	5,333	8,716
Restructuring, impairment and other charges	4,534	3,835	27,100	17,812
Gain on bargain purchase	—	—	—	(11,720)
Loss (gain) on early extinguishment of debt, net	1,048	(4,011)	12,487	(4,011)
Income tax benefit (expense)	60,420	6,664	58,700	8,226
Interest expense on 7% Notes, net of taxes	1,020	—	3,093	—
Non-GAAP income from continuing operations	$14,158	$18,207	$40,156	$40,458

Income (loss) per share – diluted:
Continuing operations	$(0.66)	$(0.03)	$(0.93)	$(0.02)
Integration, acquisition and other charges	0.03	0.19	0.09	0.36
Stock-based compensation provision	0.01	0.03	0.07	0.14
Restructuring, impairment and other charges	0.05	0.06	0.34	0.28
Gain on bargain purchase	—	—	—	(0.19)
Loss (gain) on early extinguishment of debt, net	0.01	(0.06)	0.16	(0.06)
Income tax benefit (expense)	0.72	0.10	0.74	0.13
Interest expense on 7% Notes, net of taxes	0.01	—	0.04	—
Non-GAAP income from continuing operations	$0.17	$0.29	$0.51	$0.64

Weighted average shares—diluted	84,665	63,333	79,382	63,124

Cenveo, Inc. and Subsidiaries Reconciliation of Net Loss to Adjusted EBITDA (in thousands) (Unaudited)
	Three Months Ended		Years Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011

Net loss	$(56,743)	$(14,528)	$(79,887)	$(8,565)
Interest expense, net	29,181	27,904	114,755	115,968
Income tax expense	60,665	7,227	60,067	9,477
Depreciation	12,939	13,348	51,644	53,648
Amortization of intangible assets	2,527	2,554	10,283	10,306
Integration, acquisition and other charges	2,224	11,895	7,307	22,463
Stock-based compensation provision	888	1,587	5,333	8,716
Restructuring, impairment and other charges	4,534	3,835	27,100	17,812
Gain on bargain purchase	—	—	—	(11,720)
Loss (gain) on early extinguishment of debt, net	1,048	(4,011)	12,487	(4,011)
Loss from discontinued operations, net of taxes	767	12,765	6,023	7,537
Adjusted EBITDA, as defined	$58,030	$62,576	$215,112	$221,631

Cenveo, Inc. and Subsidiaries Reconciliation of Operating Income to Non-GAAP Operating Income (in thousands) (Unaudited)
	Three Months Ended		Years Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011

Operating income	$33,996	$38,998	$112,196	$117,760
Integration, acquisition and other charges	2,224	2,320	7,307	12,888
Stock-based compensation provision	888	1,587	5,333	8,716
Restructuring, impairment and other charges	4,534	3,835	27,100	17,812
Non-GAAP operating income	$41,642	$46,740	$151,936	$157,176

Cenveo, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	December 29, 2012	December 31, 2011

Assets
Current assets:
Cash and cash equivalents	$8,110	$17,753
Accounts receivable, net	261,611	288,483
Inventories	130,769	133,796
Prepaid and other current assets	68,473	72,742
Assets of discontinued operations - current	—	22,956
Total current assets	468,963	535,730

Property, plant and equipment, net	282,600	328,567
Goodwill	191,415	190,822
Other intangible assets, net	212,904	223,563
Other assets, net	44,673	79,490
Assets of discontinued operations - long-term	—	27,416
Total assets	$1,200,555	$1,385,588

Liabilities and Shareholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$11,748	$8,809
Accounts payable	185,271	186,648
Accrued compensation and related liabilities	25,323	39,155
Other current liabilities	77,892	95,907
Liabilities of discontinued operations - current	—	5,346
Total current liabilities	300,234	335,865

Long-term debt	1,171,870	1,237,534
Other liabilities	192,765	185,419
Liabilities of discontinued operations - long-term	—	8,474
Commitments and contingencies	—	—
Shareholders’ deficit:
Preferred stock	—	—
Common stock	638	633
Paid-in capital	354,983	350,390
Retained deficit	(752,734)	(672,847)
Accumulated other comprehensive loss	(67,201)	(59,880)
Total shareholders’ deficit	(464,314)	(381,704)
Total liabilities and shareholders’ deficit	$1,200,555	$1,385,588

Cenveo, Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands)
	For The Years Ended
	December 29, 2012	December 31, 2011
Cash flows from operating activities:
Net loss	$(79,887)	$(8,565)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on sale of discontinued operations, net of taxes	6,260	—
Loss (income) from discontinued operations, net of taxes	(237)	7,537
Impairment of goodwill related to discontinued operations	—	13,500
Depreciation	51,644	53,648
Amortization of intangible assets	10,283	10,306
Non-cash interest expense, net	8,263	5,277
Deferred income taxes	2,398	11,793
Non-cash taxes	56,500	—
(Gain) loss on sale of assets	(2,796)	376
Non-cash restructuring, impairment and other charges, net	11,226	3,853
Gain on bargain purchase	—	(11,720)
Loss (gain) on early extinguishment of debt, net	12,487	(4,011)
Provisions for bad debts	2,097	2,348
Provisions for inventory obsolescence	3,603	3,416
Stock-based compensation provision	5,333	8,716
Changes in operating assets and liabilities, excluding the effects of acquired businesses:
Accounts receivable	27,035	(6,912)
Inventories	(507)	20,860
Accounts payable and accrued compensation and related liabilities	(12,209)	11,777
Other working capital changes	(29,100)	(14,796)
Other, net	(15,595)	(23,585)
Net cash provided by operating activities of continuing operations	56,798	83,818
Net cash used in operating activities of discontinued operations	(4,733)	(3,496)
Net cash provided by operating activities	52,065	80,322
Cash flows from investing activities:
Cost of business acquisitions, net of cash acquired	(644)	(59,719)
Capital expenditures	(20,951)	(15,671)
Purchase of investment	(350)	—
Proceeds from sale of property, plant and equipment	7,978	11,114
Proceeds from sale of assets	5,700	—
Net cash used in investing activities of continuing operations	(8,267)	(64,276)
Net cash provided by (used in) investing activities of discontinued operations	39,921	(536)
Net cash provided by (used in) investing activities	31,654	(64,812)
Cash flows from financing activities:
Repayment of 10.5% senior notes	(169,875)	—
Repayment of 7.875% senior subordinated notes	(214,831)	(8,952)
Repayment of Term Loan B due 2016	—	(23,800)
Repayment of 8.375% senior subordinated notes	(24,787)	(5,363)
Payment of financing related costs and expenses and debt issuance discounts	(37,836)	(2,675)
Repayments of other long-term debt	(4,846)	(6,403)
Retirement of common stock upon vesting of RSUs	(735)	(1,283)
Proceeds from issuance of 11.5% senior notes	225,000	—
Proceeds from issuance of 7% senior exchangeable notes	86,250	—
Borrowings (repayments) under revolving credit facility, net	18,000	—
Proceeds from exercise of stock options	—	356
Proceeds from issuance of Term Loan B	31,844	—
Net cash used in financing activities of continuing operations	(91,816)	(48,120)
Net cash used in financing activities of discontinued operations	(1,652)	—
Net cash used in financing activities	(93,468)	(48,120)
Effect of exchange rate changes on cash and cash equivalents	106	614
Net decrease in cash and cash equivalents	(9,643)	(31,996)
Cash and cash equivalents at beginning of year	17,753	49,749
Cash and cash equivalents at end of year	$8,110	$17,753

###

In addition to results presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”), we use certain non-GAAP financial measures, including Adjusted EBITDA, non-GAAP income from continuing operations, non-GAAP operating income, non-GAAP operating income margin, and free cash flow. Non-GAAP operating income is defined as operating income excluding integration, acquisition and other charges, stock-based compensation provision, and restructuring, impairment and other charges. Non-GAAP operating income margin is calculated by dividing non-GAAP operating income into net sales. Free cash flow is defined as Adjusted EBITDA less cash interest, cash taxes, and capital expenditures, net of proceeds from plant, property and equipment. These non-GAAP financial measures as defined herein, and should be read in conjunction with GAAP financial measures. A reconciliation of (loss) income from continuing operations to non-GAAP income from continuing operations and operating (loss) income to non-GAAP operating income is presented in the attached tables. These non-GAAP financial measures are not presented as an alternative to cash flows from continuing operations, as a measure of our liquidity or as an alternative to reported net loss as an indicator of our operating performance. The non-GAAP financial measures as used herein may not be comparable to similarly titled measures reported by competitors.

We believe the use of Adjusted EBITDA, non-GAAP income from continuing operations, non-GAAP operating income, non-GAAP operating income margin and free cash flow along with GAAP financial measures enhances the understanding of our operating results and may be useful to investors in comparing our operating performance with that of our competitors and estimating our enterprise value. Adjusted EBITDA is also a useful tool in evaluating the core operating results of the Company given the significant variation that can result from, for example, the timing of capital expenditures, the amount of intangible assets recorded or the differences in assets’ lives. We also use Adjusted EBITDA internally to evaluate the operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs, and to evaluate future growth opportunities. The non-GAAP financial measures included in this press release are reconciled to their most directly comparable GAAP financial measures in the tables included herein.

Cenveo (NYSE: CVO), headquartered in Stamford, Connecticut, is a leading global provider of print and related resources, offering world-class solutions in the areas of custom labels, specialty packaging, envelopes, commercial print, content management and publisher solutions. The company provides a one-stop offering through services ranging from design and content management to fulfillment and distribution. With approximately 7,600 employees worldwide, we pride ourselves on delivering quality solutions and service every day for our more than 100,000 customers. For more information please visit us at www.cenveo.com.
________________________
Statements made in this release, other than those concerning historical financial information, may be considered “forward-looking statements,” which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. In view of such uncertainties, investors should not place undue reliance on our forward-looking statements. Such statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ materially from management’s expectations include, without limitation: (i) the recent United States and global economic conditions, which have adversely affected us and could continue to do so; (ii) our substantial level of indebtedness, which could impair our financial condition and prevent us from fulfilling our business obligations; (iii) our ability to service or refinance our debt; (iv) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (v) additional borrowings that are available to us could further exacerbate our risk exposure from debt; (vi) our ability to successfully integrate acquired businesses into our business; (vii) a decline of our consolidated profitability or profitability within one of our individual reporting units could result in the impairment of our assets, including goodwill, other long-lived assets and deferred tax assets; (viii) intense competition and fragmentation in our industry; (ix) the general absence of long-term customer agreements in our industry, subjecting our business to quarterly and cyclical fluctuations; (x) factors affecting the United States postal services impacting demand for our products; (xi) the availability of the internet and other electronic media may adversely affect our business; (xii) increases in paper costs and decreases in the availability of raw materials; (xiii) our labor relations; (xiv) our compliance with environmental laws; (xv) our dependence on key management personnel; (xvi) our dependence upon information technology systems; and (xvii) our international operations and the risks associated with operating outside of the United States. This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact our business. Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at www.cenveo.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.